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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K


                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


      Date of Report (Date of Earliest Event Reported): February 28, 2001



                                  iPCS, Inc.
                                  ----------
            (Exact Name of Registrant as Specified in its Charter)



                                   Delaware
                                   --------
                (State or Other Jurisdiction of Incorporation)


        333-47682
        333-47688                                        36-4350876
(Commission File Numbers)                   (I.R.S. Employer Identification No.)


1900 East Golf Road, Suite 900, Schaumburg, Illinois        60173
      (Address of Principal Executive Offices)            (Zip Code)


                                (847) 944-2900
             (Registrant's Telephone Number, Including Area Code)


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Item 2.   Acquisition or Disposition of Assets.

     On February 28, 2001, we purchased from Sprint PCS certain telecommunications equipment located in Iowa City and Cedar Rapids, Iowa and a Sprint PCS retail store and inventory. These assets were used by Sprint PCS to provide Sprint PCS products and services in these markets and we plan to continue such use. We paid approximately $31.6 million in cash from working capital. The formula for the purchase price was previously agreed upon and included an upward adjustment based upon the number of Sprint PCS subscribers in these markets at the date of the option exercise. These markets had 13,667 subscribers as of the date of the option exercise. The purchase price is subject to adjustments for certain subscriber accounts receivable and unbilled amounts existing and accrued at the time of the closing.

     Concurrently with the closing, we and Sprint PCS amended our Sprint PCS Management Agreement which sets forth the terms of our long-term affiliation with Sprint PCS to reflect the expansion of our territory to include the Iowa City and Cedar Rapids markets. In addition, we and Sprint PCS amended our Interim Network Operating Agreement to provide for our continued use of Sprint PCS switches in our Michigan markets and these Iowa markets.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)  Exhibits.

Exhibit
Number    Document Description
------    --------------------

2.1 Asset Purchase Agreement, dated as of January 10, 2001, by and among Sprint Spectrum L.P. and its subsidiaries Sprint Spectrum Equipment Company, L.P. and Sprint Spectrum Realty Company, L.P., and iPCS Wireless, Inc.

                                       2
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                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             iPCS, INC.



Date: March 15, 2001         By: /s/ Stebbins B. Chandor, Jr.
                                 ----------------------------------------
                                 Stebbins B. Chandor, Jr.
                                 Senior Vice President, Chief Financial Officer

                                       3
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                               INDEX TO EXHIBITS
                               -----------------

Exhibit
Number    Document Description
------    --------------------

2.1 Asset Purchase Agreement, dated as of January 10, 2001, by and among Sprint Spectrum L.P. and its subsidiaries Sprint Spectrum Equipment Company, L.P. and Sprint Spectrum Realty Company, L.P., and iPCS Wireless, Inc.

                                       4